EXHIBIT 23.4

Francis & Company, CPAs

1000 Johnson Ferry Road, NE

Marietta, Georgia 30068

Islands Bancorp

P.O. Box 6240

Beaufort, South Carolina 29903

Re:	Consent of Independent Certified Public Accountants

Ladies and Gentlemen:

We have issued our Report dated February 23, 2006, which is included in the Annual Report on Form 10-KSB of Islands Bancorp for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in this Registration Statement on Form S-4, as amended, of Ameris Bancorp. We further consent to the use of aforementioned report in the Registration Statement on Form S-4 and the use of our name under the caption “Experts.”

/s/ Francis & Co., CPAs

FRANCIS & COMPANY, CPAs

November 9, 2006